Exhibit 11.1

Novo Nordisk Business Ethics Code ofConduct

Dear Colleagues,

The Novo Nordisk Way describes who we are, where we want to go and the values that characterise our company.

One of our values is that we never compromise on business ethics (Novo Nordisk Way, Essential 10).

This means we apply high integrity standards globally and across the value chain in our efforts to create long-term business value.

Our integrity must never be open to doubt or put at risk. Violations of our integrity would undermine the trust that patients and society place in us. Ultimately, this could result in losing our license to operate leaving us unable to provide products to patients whose lives and wellbeing depend on them.

This Business Ethics Code of Conduct explains Novo Nordisk's expectations of you.

I am confident that this Code and the supporting Business Ethics Compliance Framework will help you resolve the questions that may arise as part of your job.

Please take time to read this Code, keep it in mind and use it to guide your decisions and actions.

By doing so, you are living the Novo Nordisk Way.

Sincerely,

Kim Bundegaard
Chief Compliance Officer and Chair of Business Ethics Board

novo nordisk®

Applies to

- This Code applies to all Novo Nordisk employees.
- Business partners who act on our behalf as Third Party Representatives must also follow this Code.

Roles and Responsibilities

Employee

- Read this Code, and apply its principles in your daily work.
- Report possible or actual violations of this Code.

Manager

- Read this Code and apply its principles in your daily work.
- Lead by example and never ignore or accept unethical behaviour.
- Ensure that employees reporting to you understand how to apply this Code in their daily work.
- Ensure that relevant local limits and processes are established in your area to support compliance with this Code.
- Ensure that Third Party Representatives you select and engage in your area are identified, evaluated, trained and monitored, see section 4.
- Report possible or actual violations of this Code, see section 2.



ALEX SILVERBERG
Alex has diabetes type 1 and lives in Sweden

Table of Contents

Opening Remarks 2
Applies to 3
Roles and Responsibilities 3

1. **Our Commitment to Business Ethics** 5

2. **Ask Questions and Raise Concerns** 6

3. **Business Ethics in General** 7
   - Bribes and Improper Advantages 7
   - Facilitation Payments 7
   - Fraud 8
   - Conflict of Interest 8
   - Gifts, Hospitality and Entertainment 8
   - Grants, Donations and Sponsorships 9
   - Off-label Communication 9
   - Books and Records 10

4. **Business Ethics in Our Interactions with Stakeholders** 11
   - Public Officials 11
   - Healthcare Professionals and Healthcare Organisations 11
   - Patients and Patient Organisations 12
   - Third Party Representatives 12

Definitions 13

1. Our Commitment to Business Ethics

Novo Nordisk's Business Ethics Policy [1] states that:
In Novo Nordisk, we will act with integrity in our efforts to deliver competitive results. This means that we will:

- apply consistently high business ethics standards across the value chain
- address day-to-day dilemmas guided by the Novo Nordisk Way
- be transparent about our business decisions and practices
- hold ourselves accountable for acting with integrity and in compliance with the UN Global Compact.

Be transparent about our business decisions and practices

This Code spells out in further detail what integrity means to Novo Nordisk and it sets a global standard.

The global standard is the minimum that must be followed across Novo Nordisk. In some countries, local laws, regulations or industry codes may be more stringent than this Code. Where this is so, we follow the more stringent rules.

All the principles you need to know can be found in this Code.

More detailed requirements and resources are available at the **Business Ethics Compliance Framework.**

We do not accept violations of this Code and the supporting Business Ethics Compliance Framework. Employees who violate this Code will be held accountable and disciplinary actions will be issued in line with Novo Nordisk's Disciplinary Sanction Guidelines and local law.

All the principles you need to know can be found in this Code

2. Ask Questions and Raise Concerns

An open and honest dialogue is a precondition for Novo Nordisk to maintain and continuously strengthen our integrity.

When you have a question or a concern about a potential or actual breach of this Code, the right thing is to raise your question or concern to relevant people.

First, talk to your manager about it. If you are not comfortable with this, contact:

- Local Legal and Compliance
- HR
- Business Ethics Compliance Office or Group Internal Audit.

Employees and externals can also report concerns to our Compliance Hotline via the Internet or by phone. Nine language options are available. All reports are treated confidentially and you have the option to report anonymously. To contact our Compliance Hotline, use this link or visit the **Business Ethics Compliance Framework**.

All reports are treated confidentially and you have the option to report anonymously.

It is important that you know that Novo Nordisk will not accept any retaliation against anyone who raises a concern in good faith. A good-faith report is one that you believe to be true and that you do not make with the aim of harming others. You do not have to know all the facts, as long as you report in good faith.

For contact details, visit the
Business Ethics Compliance Framework

3. Business Ethics in General

Bribes and Improper Advantages

Novo Nordisk does not accept bribery or any other form of corrupt business behaviour.

We comply with all laws on bribery and corruption such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and local anti-corruption laws and industry codes in the countries where we operate.

We do not offer, give or accept bribes or any form of improper advantage, and we do not allow others to give bribes on our behalf. This applies in all interactions with our stakeholders.

Novo Nordisk does not accept bribery or any other form of corrupt business behaviour.

Bribes and improper advantages can be monetary such as cash payments or illegal rebates. But they also include non-monetary items such as improper gifts, meals, products, travel expenses, or other items that ultimately mean the transfer of something of value in return for some special consideration.

It does not matter whether you use your own private money or Novo Nordisk's funds to pay a bribe or improper advantage. Both are against this Code.

Keep in mind that perception matters and that your behaviour can be considered a bribe or an improper advantage regardless of your intention.

Facilitation Payments

Novo Nordisk prohibits facilitation payments worldwide.

Facilitation payments are gifts or payments made to a public official to speed up an administrative or otherwise routine task that should be performed anyway. Examples include processing papers for customs clearance, issuing visas and other actions by an official.

If you are asked to make a facilitation payment, refuse to pay. Only if there is a threat to your life or health, should a payment be necessary. Contact your manager to discuss the appropriate way to deal with the situation. Always report any facilitation payment made to the Compliance Hotline and ensure that it is booked as a 'facilitation payment' in Novo Nordisk's books.

Always report any facilitation payment made to the Compliance Hotline.

Fraud

Preventing and detecting fraud is a priority for Novo Nordisk.

You must not engage in any kind of fraud against Novo Nordisk, any of our business partners or government entities.

The meaning of fraud varies from country to country, but generally, it means deliberately deceiving a person or company to unjustly obtain an unauthorised benefit, such as money, property or services. Examples are:

- theft of funds, inventory or any other asset from Novo Nordisk, including false expense reports
- manipulation of accounting information or financial statements
- misuse or forgery of any document (for example records, data, accounts, expense claims or contracts)

Conflict of Interest

Personal interests must not have or even appear to have an undue influence on our professional judgment.

A conflict of interest occurs when you have a professional or personal interest that may affect your ability to perform your job without bias. It may relate to your own personal interests, or those of a family member, a friend or another entity you are involved with.

Often, a conflict of interest can be resolved acceptably for both you and Novo Nordisk. So, if you believe you are involved in an actual or potential conflict of interest, let your manager know immediately, so that an appropriate solution can be found. Managers must ensure that employees who have a conflict of interest are not involved in relevant decision-making.

Gifts, Hospitality and Entertainment

Novo Nordisk does not give or accept gifts, hospitality or entertainment that could raise concerns about our integrity.

Keep in mind that when you give or accept gifts, hospitality and entertainment in interactions with business partners, this could lead to a conflict of interest and be seen as a bribe or improper advantage.

To avoid this, you must:

- not ask for gifts, hospitality or entertainment from our current or potential business partners

- ensure that any offer or receipt of gifts, hospitality or entertainment is of reasonable value, infrequent, related to a business purpose, customary for that business relation and cultural practice, and in line with any local requirements. Lavish or inappropriate gifts, hospitality or entertainment are prohibited



Novo Nordisk does not give or accept gifts, hospitality or entertainment that could raise concerns about our integrity.

- never invite or pay for expenses unrelated to business meetings, or related to spouses, family members or other companions. Likewise, you must not accept offers from business partners to pay for expenses unrelated to business meetings, or relating to your spouse, family members or other companions.

Stricter rules apply for interactions with Public Officials, Healthcare Professionals (HCPs) and Healthcare Organisations (HCOs).

Read and comply with the limits and requirements applicable to your area at the **Business Ethics Compliance Framework – 'Gifts, Hospitality and Entertainment'.**

Grants, Donations and Sponsorships

Novo Nordisk gives contributions to organisations in support of healthcare, continuing medical education, research, or for charitable purposes in line with 'Novo Nordisk Triple Bottom Line commitment'.

We never offer or give such contributions to unduly influence the recipients or to undermine their independence.

To ensure this, remember that we never offer or give grants, donations and sponsorships:

- to individuals
- to improperly encourage or reward prescription, recommendation, or purchase of Novo Nordisk products or to influence regulatory, pricing, or reimbursement decisions
- for the purpose of pre-approval or off-label promotion (as explained below).

If you receive a request for grants, donations and sponsorships, read and comply with the requirements at the **Business Ethics Compliance Framework** – ' Grants, Donations and Sponsorships'.

Off-label Communication

Novo Nordisk promotes its products in accordance with the approved product label.

We never engage in promotion of our products prior to marketing authorisation, nor do we promote our products for use in indications that are not included in the product labelling approved by local regulatory authorities. 'Off-label promotion', as we call it, is prohibited.

Information about products that have not yet been approved or information that is not consistent with approved product labelling may be provided only on request or to support proper exchange of scientific information – in both cases only by our medically and scientifically qualified staff.

If you provide product information as part of your job, read and comply with the requirements at the **Business Ethics Compliance Framework** – 'Off-label Communication'.

Books and Records

Novo Nordisk maintains accurate books and records of our business dealings. In this way, we can always trace how we make or receive payments and for what reason.

When you provide anything of value to a company, entity or individual outside the Novo Nordisk group, make sure that the recorded entry is booked correctly and states the purpose, nature and participants related to such transaction, for example when settling expenses related to business travel in Concur.

Do not create records that are false, incomplete, or altered or that do not reflect the true nature of transactions. This is considered fraud and is not accepted.

Be especially cautious when it comes to transfers of value to HCPs and HCOs. This is to ensure that we can report and disclose such transfers in line with our procedures, applicable local laws, regulations and industry codes, see also section 4.

If you process or approve payments, read and comply with the requirements and supporting guidance at the **Business Ethics Compliance Framework** – 'Books and Records'.

Do not create records that are false, incomplete, or altered or that do not reflect the true nature of transactions. This is considered fraud and is not accepted.



Abdul Aziz Al-Armally
Abdul has Haemophilia and lives in Kuwait

4. Business Ethics in Our Interactions with Stakeholders

Public Officials

Novo Nordisk interacts with Public Officials ethically, responsibly and transparently. We never give or offer anything of value to unduly influence a Public Official.

The term Public Official is broad. For example, it covers politicians, officers, and others employed in government departments, in companies owned or partially owned by a government and in international organisations. Most medical and scientific personnel are seen as Public Officials when they work in government-owned hospitals, clinics, universities or similar facilities. In many countries, Public Officials also include HCPs.

It is important that you recognise that our interactions with Public Officials are subject to strict International laws and local rules in the countries where we operate.

If you interact with Public Officials, read and comply with the requirements and supporting guidance at the **Business Ethics Compliance Framework** – 'Public Officials'.

Healthcare Professionals and Healthcare Organisations

Novo Nordisk believes that interactions with HCPs and HCOs have a profound and positive impact on the quality of patient treatment and future innovations.

We engage with HCPs and HCOs as part of our research and development activities, for example in clinical trials. We also sponsor and arrange meetings with HCPs to inform them about the medical aspects of our products, or to provide, exchange or obtain other scientific or educational input.

Where allowed, we also give samples of Novo Nordisk products to HCPs to enable HCPs to familiarise themselves with our products.

All these interactions are based on a valid scientific/business purpose and in compliance with all laws and industry codes.

We never give or offer anything of value to Healthcare Professionals or Organisations to influence their prescribing or purchasing decisions and we are transparent with regard to our contributions.

We never give or offer anything of value to HCPs or HCOs to unduly influence their prescribing or purchasing decisions and we are transparent with regard to our contributions.

If you interact with HCPs or HCOs, read and comply with the requirements and supporting guidance at the **Business Ethics Compliance Framework** – 'Interactions with HCPs/HCOs'.

Patients and Patient Organisations

At Novo Nordisk we focus on doing what is best for the patient. We consider the exchange of information with patients and patient organisations to be vital for our continued improvement of products and treatments. Valuable insights can come from these relationships.

We comply with local and international laws, regulations and industry codes and ensure transparency and high ethical standards in our interactions with patients and patient organisations. In addition, we follow the codes developed by individual patient organisations and respect their independence.

If you interact with patients and patient organisations, read and comply with the requirements and supporting guidance at the **Business Ethics Compliance Framework** – 'Patients and Patient Organisations'.

Third Party Representatives

Sometimes we hire companies or individuals who are not part of Novo Nordisk to provide services for us and represent us in interactions with Public Officials and/or HCPs or HCOs. For example, they may represent us in public tenders, perform lobbying, marketing or sales promotional activities on our behalf or organise our educational meetings for HCPs. We call them 'Third Party Representatives' or 'TPRs'.

Because Third Party Representatives represent Novo Nordisk in critical relationships, they may expose us to liability and reputational damage, if they do not follow our Business Ethics standards. Therefore, we require them to agree to follow this Code.

Before we engage certain high-risk Third Party Representatives, we evaluate their integrity based on information collected from various sources. We also educate them in the standards of this Code.

During the business relationship, we continually monitor our Third Party Representatives' compliance with this Code and the terms of the contract. If a Third Party Representative violates this Code, we will request immediate action. If necessary, we will terminate the business relationship.

If you interact with Third Party Representatives, read and comply with the requirements and supporting guidance at the **Business Ethics Compliance Framework** – 'Third Party Representatives'.

If you interact with Third Party Representatives, read and comply with the requirements and supporting guidance at the Business Ethics Compliance Framework – 'Third Party Representatives'.

Definitions

This list contains definitions of abbreviations and terms used in this document.

Term	Definition
Bribery	To offer, promise or give any undue advantage or anything of value, directly or indirectly, to a public official, business partner or any person, to obtain or retain business or other improper business advantage.
Healthcare Organisation (HCO)	Any legal person that is a healthcare, medical or scientific association or organisation (regardless of the legal or organisational form) such as a hospital, clinic, foundation, university or other teaching institution or learned society (except for patient organisations), through which one or more Healthcare Professionals provide services. This definition also includes Healthcare Institutions (HCI). Note that the meaning of 'HCO'/'HCI' may vary from country to country.
Healthcare Professional (HCP)	Any member of the medical, dental, pharmacy or nursing professions or any other person who, in the course of his/her professional activities, may prescribe, purchase, supply, recommend, or administer a medicinal product. This includes also any official or employee of a government agency or other organisation (whether in the public or private sector) that may prescribe, purchase, supply or administer medicinal products. In some cases, HCPs may also be covered by the term 'Public Officials' by international anti-corruption laws. Note that the meaning of 'HCP' may vary from country to country
Public Official	(i) An officer or employee or person acting in an official capacity for or on behalf of a government, including any government department, agency or instrumentality; (ii) an officer or employee or person acting in an official capacity for or on behalf of a public international organisation including any department, agency or instrumentality and any entity thereof; or (iii) a political party official, candidate for political office, or person acting in an official capacity of a political party official or candidate for office.
UN Global Compact	A voluntary UN initiative based on commitments from companies to implement universal sustainability principles and to take steps to support the United Nations' goals. Novo Nordisk has made a commitment to comply with the principles of the UN Global Compact. Principle 10 on anti-corruption states that "businesses should work against corruption in all its form, including extortion and bribery."
Third Party Representative	Any company or individual that is not part of the Novo Nordisk group but is engaged by Novo Nordisk to provide certain services and, as part of the performance of such services, acts on behalf of or in the interest of Novo Nordisk towards Public Officials and/or Healthcare Professionals/Healthcare Organisations. Guidance on how to identify if a current or potential business partner is a Third Party Representative is available at Business Ethics Compliance Framework (link) –'Third Party Representatives'.
Off-label promotion	Off-label promotion means any communication to an external audience that is designed to promote an off-label use of a product. Off-label use means any use of a product that is not consistent with the currently approved product labelling or any use of an unapproved product. Product means any Novo Nordisk medicinal product or medical device (approved or unapproved). The product labelling is the information on the package insert as approved by the appropriate regulatory authority. The meaning of promotion varies from country to country. In the EU, it is defined as 'any form of door-to-door information, canvassing activity or inducement designed to promote the prescription, supply, sale or consumption of medicinal products'.